Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY	Ted Peters, Chairman, CEO
FOR MORE INFORMATION CONTACT:	610-581-4800
J. Duncan Smith, CFO
610-526-2466

Bryn Mawr Bank Corporation Reports Record Earnings of $7.6 Million,

Increases Dividend 5.6% to $0.19, Wealth Assets Reach $7.6 Billion

BRYN MAWR, Pa., July 24, 2014 – Bryn Mawr Bank Corporation (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today reported net income of $7.6 million and diluted earnings per share of $0.55 for the three months ended June 30, 2014, as compared to net income of $6.3 million and diluted earnings per share of $0.46 for the same period in 2013. Net income for the three months ended June 30, 2014 included pre-tax due diligence and merger-related expenses of $377 thousand as compared to $688 thousand for the same period in 2013.

Significant factors contributing to the record results for the three months ended June 30, 2014, as compared to the same period in 2013, included increases in net interest income and wealth management revenues, bolstered by a decrease in provision for loan and lease losses between periods. These improvements were partially offset by a decrease in the gain on sale of residential mortgage loans.

“We are delighted to see the continued quarter-over-quarter increase in earnings,” said Ted Peters, Chairman and Chief Executive Officer, adding that, “The excellent health of our loan portfolio and continued growth of our wealth division are encouraging signs as we head into the second half of 2014.”

The pending merger with Continental Bank Holdings, Inc. (“CBH”), is progressing as planned and remains subject to approval by CBH’s and the Corporation’s shareholders, and applicable regulators. Frank Leto, President and Chief Operating Officer commented, “As the CBH merger moves closer to completion, we are very excited to join forces with their staff and to expand the Bank’s footprint to serve a much broader segment of the surrounding communities.”

As an indication of its confidence in the Corporation’s business plan and the plan’s execution, on July 24, 2014, the Board of Directors of the Corporation declared a quarterly dividend of $0.19 per share, an increase of 5.6% from the previous quarter, payable September 1, 2014 to shareholders of record as of August 5, 2014.

SIGNIFICANT ITEMS OF NOTE

Results of Operations – 2nd Quarter 2014 Compared to the 2nd Quarter 2013

•	Net income of $7.6 million for the three months ended June 30, 2014 increased $1.4 million, or 21.6%, from $6.3 million for the same period in 2013.

•	Net interest income for the three months ended June 30, 2014 was $19.4 million, an increase of $1.5 million, or 8.5%, from $17.9 million for the same period in 2013. The increase in net interest income between the periods was largely the result of a $172.3 million, or 12.1%, increase in average loans from June 30, 2013 to June 30, 2014. Segments of the loan portfolio experiencing the most significant increases included commercial mortgage, commercial and industrial, construction and residential mortgage loans. Partially offsetting this loan growth was a decrease in average available for sale investment securities of $53.9 million from June 30, 2013 to June 30, 2014, as cash flows from the investment portfolio were utilized to originate loans. In addition to the decrease in the investment portfolio, average long-term borrowings increased by $72.4, or 48.1% from June 30, 2013 to June 30, 2014, as loan demand necessitated this increase in borrowed funds.

•

The tax-equivalent net interest margin of 4.03% for the three months ended June 30, 2014 was a 5 basis point increase from 3.98% for the same period in 2013. The increase was the result of a $130.6 million increase in average interest-earning assets whose tax-equivalent yield increased by 7 basis points, partially offset by a $82.3 million increase in average interest-bearing liabilities whose tax-equivalent rate paid increased by 3 basis points between the periods. The 7 basis point increase in the tax-equivalent yield on interest-earning assets was primarily the result of the redeployment of funds generated from pay-downs, sales and maturities of available for sale investment securities to originate loans earning substantially higher yields than the investments.

•	Non-interest income for the three months ended June 30, 2014 decreased $186 thousand as compared to the same period in 2013. The primary cause for this decline was a $955 thousand, or 64.0%, decrease in the gain on sale of residential mortgage loans. During the three months ended June 30, 2014, the volume of residential mortgage loans sold to the secondary market was significantly lower than the volume sold during the same period in 2013, with residential mortgages sold totaling $15.2 million, as compared to $46.6 million during the same period in 2013, a 67.5% decrease. Although mortgage loan sales during the second quarter of 2014 declined from the levels experienced in the second quarter of 2013, they did increase by 64.0% from the first quarter of 2014. Partially offsetting this decrease in non-interest income was a $405 thousand increase in revenue from wealth management services for the three months ended June 30, 2014 as compared to the same period in 2013. Wealth Management Division assets under management, administration, supervision and brokerage as of June 30, 2014 were $7.6 billion, an increase of $715 million, or 10.4%, from June 30, 2013. This increase was driven by organic growth due to the success of the division’s strategic initiatives, market appreciation and other new business between the dates.

•

Non-interest expense for the three months ended June 30, 2014 increased $102 thousand, to $20.6 million, as compared to $20.5 million for the same period in 2013. Several offsetting increases and decreases contributed to this small increase. Increases of $608 thousand in salaries resulted from the establishment of two senior management level positions, in addition to the payment of severance benefits and annual salary increases. In addition, professional fees increased by $250 thousand during the three months ended June 30, 2014, as compared to the same period in 2013, as the Corporation has engaged several new consultants in connection with ongoing infrastructure enhancement projects. Substantially offsetting these noninterest expense increases was a $311 thousand decrease in due diligence and merger-related expenses primarily related to the merger with

MidCoast Community Bancorp, which was terminated in August, 2013. Also, employee benefits expense experienced a $402 thousand decrease, as better-than-expected returns on pension assets in 2013 along with an increase in the discount rate used to calculate periodic pension costs helped reduce costs associated with the Corporation’s retirement plans.

•	For the three months ended June 30, 2014, the Corporation released $100 thousand from its allowance for loan and lease losses (the “Allowance”), as compared to a $1.0 million provision for loan and lease losses (the “Provision”) for the same period in 2013. Lower net charge-offs, reductions in nonperforming loans, upgrades of internally-assigned risk ratings of the Corporation’s loan portfolio as well as improvements to certain qualitative factors considered in the calculation of the Allowance contributed to this significant decrease in the Provision.

Results of Operations – 2nd Quarter 2014 Compared to the 1st Quarter 2014

•	Net income of $7.6 million for the three months ended June 30, 2014 increased $915 thousand, or 13.7%, from $6.7 million for the three months ended March 31, 2014.

•	Net interest income for the three months ended June 30, 2014 was $19.4 million, an increase of $719 thousand, or 3.8%, from $18.7 million for the three months ended March 31, 2014. The $44.0 million increase in average interest-earning assets, whose tax-equivalent yield increased by 2 basis points, was partially offset by a $39.2 million increase in average interest-bearing liabilities, whose tax-equivalent rate remained unchanged between the periods.

•	The tax-equivalent net interest margin of 4.03% for the three months ended June 30, 2014 was a 1 basis point increase from 4.02% for the three months ended March 31, 2014. The slight increase between periods resulted as a $44.0 million increase in average interest-earning assets was substantially offset by a $39.2 million increase in average interest-bearing liabilities. Although the increase in average interest-bearing liabilities nearly offset the increase in average interest-earning assets, the tax-equivalent yield earned on interest-earning assets increased by 2 basis points, while the tax-equivalent rate paid on interest-bearing liabilities remained unchanged.

•	Non-interest income for the three months ended June 30, 2014 increased $1.6 million as compared to the three months ended March 31, 2014. Significant factors contributing to this increase included a $586 thousand increase in wealth management revenues, a $213 thousand increase in gain on sale of residential mortgages, a $220 thousand increase in gain on sale of other real estate owned (“OREO”), and a $480 thousand increase in other operating income. Increases in wealth management revenues were partially related to tax work performed during the federal tax filing period along with market appreciation and new business within the division. The gain on sale of residential mortgage loans improved as loan sales increased by 64.0% on a linked-quarter basis. Four OREO properties were sold during the quarter, which resulted in a $220 thousand gain, while no sales were completed during the first quarter of 2014. Other operating income increased as a result of the receipt of dividends on Federal Reserve and FHLB capital stock, gains on trading securities and income from other investments.

•	Non-interest expense for the three months ended June 30, 2014 increased $1.7 million, to $20.6 million, as compared to $18.9 million for the three months ended March 31, 2014. The increase between the periods was largely related to increases of $1.1 million in salaries and employee benefits and $321 thousand in professional fees. The increase in salaries and employee benefits was related to higher levels of variable, incentive-based compensation and bonus accruals during the second quarter of 2014 as compared to the first quarter of 2014. In addition, staffing increases made in connection with the ongoing infrastructure enhancement projects and severance compensation contributed to the increase. The increase in professional fees was also related to the infrastructure improvements which are underway in several areas of the Bank.

•

Nonperforming loans and leases of $8.4 million as of June 30, 2014 were 0.52% of total portfolio loans and leases, as compared $10.2 million, or 0.65% of total portfolio loans and leases as of March 31, 2014. This decrease resulted as the Corporation recorded $1.5 million in payoffs and returns to performing status of previously nonperforming loans, partially offset by $545 thousand in loans that became nonperforming between March 31, 2014 and June 30, 2014. In addition, the Corporation added one residential property and one parcel of land with an aggregate value of $685 thousand to OREO, as a result of the foreclosure of nonperforming loans. For the three months ended June 30, 2014, the Corporation recorded net loan and lease charge-offs of $200 thousand, as compared to $495 thousand for the three months ended March 31, 2014. As a result of lower net charge-offs, reductions in nonperforming loans, upgrades of internally-assigned risk ratings of the Corporation’s loan portfolio as well as overall improvements to certain qualitative factors considered in calculating the Allowance, the Corporation released $100 thousand of Allowance during the three months ended June 30, 2014, as compared to a $750 thousand Provision for the three months ended March 31, 2014.

Financial Condition – June 30, 2014 Compared to December 31, 2013

•	Total portfolio loans and leases of $1.62 billion as of June 30, 2014 increased by $68.4 million, or 4.4%, from December 31, 2013, with commercial mortgages, commercial and industrial, and construction loans accounting for a majority of the increase.

•	The allowance for loan and lease losses as of June 30, 2014 was $15.5 million, or 0.96% of portfolio loans as compared to $15.5 million, or 1.00% of portfolio loans and leases, as of December 31, 2013. As discussed above, several factors contributed to this decrease as a percentage of portfolio loans, including lower net charge-offs, reductions in nonperforming loans, upgrades of internally-assigned risk ratings of the Corporation’s loan portfolio and improvements to certain qualitative factors management considers in calculating the Allowance.

•	Total assets as of June 30, 2014 were $2.13 billion, an increase of $69.6 million from December 31, 2013. Loan originations accounted for substantially all of this increase, with funding derived from increased deposits and borrowings, as well as cash inflows from the sales, pay-downs and maturities of available for sale investment securities.

•	Deposits of $1.62 billion, as of June 30, 2014, increased $28.6 million from December 31, 2013. The increase was comprised of a $24.8 million increase in savings and money market accounts, a $14.4 million increase in wholesale deposits and a $10.1 million increase in non-interest-bearing deposits. These increases were partially offset by a $17.2 million decrease in time deposits between the dates.

•	The capital ratios for the Bank and the Corporation, as shown in the table at page 19 below, indicate levels well above the regulatory minimum to be considered “well capitalized.” The tangible equity ratios for both the Bank and the Corporation have improved from their December 31, 2013 levels of 8.78% and 8.92%, to 9.18% and 9.32%, respectively, at June 30, 2014. These increases were primarily related to an increase in retained earnings, along with increases in unrealized gains on available for sale investment securities between the dates.

EARNINGS CONFERENCE CALL

The Corporation will hold an earnings conference call at 8:30 AM EDT on Friday, July 25, 2014. Interested parties may participate by calling 1-877-504-8812. A taped replay of the conference call will be available one hour after the conclusion of the call and will remain available through 9:00 AM EDT on Monday, August 11, 2014. A recording of the earnings conference call may be obtained by calling 1-877-344-7529, referring to conference number 10048017.

The conference call will be simultaneously broadcast live over the Internet through a webcast on the investor relations portion of the Bryn Mawr Bank Corporation’s website. To access the call, please visit the website at http://services.choruscall.com/links/bmtc140725.html. An online archive of the webcast will be available within one hour of the conclusion of the call. The Corporation has also recently expanded its Investor Relations website to include added resources and information for shareholders and interested investors. Interested parties are encouraged to utilize the expanded resources of the site for more information on Bryn Mawr Bank Corporation.

FORWARD LOOKING STATEMENTS AND SAFE HARBOR

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “potentially,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project,” “are optimistic,” “are looking,” “are looking forward” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital, our ability to control operating costs and expenses, and to manage loan and lease delinquency rates; the credit risks of lending activities and overall quality of the composition of our loan, lease and securities portfolio; the impact of economic conditions, consumer and business spending habits, and real estate market conditions on our business and in our market area; changes in the levels of general interest rates, deposit interest rates, or net interest margin and funding sources; changes in banking regulations and policies and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; changes in accounting policies and practices; the inability of key third-party providers to perform their obligations to us; our ability to attract and retain key personnel; competition in our marketplace; war or terrorist activities; material differences in the actual financial results, cost savings and revenue enhancements associated with our acquisitions; and other factors as described in our securities filings. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports subsequently filed with the SEC.

# # # #

Bryn Mawr Bank Corporation

Consolidated Statements of Income – (unaudited)

(dollars in thousands, except per share data)

	For The Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	Sepember 30, 2013	June 30, 2013
Interest income	$20,941	$20,161	$20,525	$19,820	$19,217
Interest expense	1,499	1,438	1,400	1,287	1,294

Net interest income	19,442	18,723	19,125	18,533	17,923
Provision for loan and lease losses	(100)	750	812	959	1,000

Net interest income after provision for loan and lease losses	19,542	17,973	18,313	17,574	16,923
Fees for wealth management services	9,499	8,913	9,106	8,635	9,094
Loan servicing and other fees	428	446	465	481	448
Service charges on deposits	656	601	638	627	596
Net gain on sale of residential mortgage loans	537	324	529	578	1,492
Net gain (loss) on sale of investment securities available for sale	85	(4)	(10)	—	—
Net gain (loss) on sale of other real estate owned	220	—	(106)	(1)	(141)
Bank owned life insurance income	74	81	88	72	85
Other operating income	1,258	778	1,525	995	1,369

Non-interest income	12,757	11,139	12,235	11,387	12,943

Salaries and wages	9,694	8,440	9,438	9,012	9,086
Employee benefits	1,809	1,979	2,399	1,896	2,212
Net gain on curtailment of nonqualified pension plan	—	—	—	—	(120)
Occupancy and bank premises	1,683	1,933	1,738	1,646	1,728
Furniture fixtures and equipment	1,089	983	1,017	920	1,221
Advertising	455	339	431	303	380
Net (recovery) impairment of mortgage servicing rights	(3)	(8)	(10)	33	(91)
Amortization of mortgage servicing rights	128	115	123	187	218
Amortization of intangible assets	636	637	655	657	660
FDIC insurance	242	271	259	271	275
Due diligence and merger-related expenses	377	264	155	328	688
Professional fees	914	593	581	636	664
Pennsylvania bank shares tax	412	368	274	139	366
Other operating expenses	3,190	2,985	3,598	3,295	3,237

Non-interest expense	20,626	18,899	20,658	19,323	20,524

Income before income taxes	11,673	10,213	9,890	9,638	9,342
Income tax expense	4,069	3,524	3,419	3,237	3,090

Net income	$7,604	$6,689	$6,471	$6,401	$6,252

Per share data:
Weighted average shares outstanding	13,531,170	13,485,213	13,419,269	13,336,799	13,280,624
Dilutive common shares	304,998	304,828	308,674	275,343	227,150

Adjusted weighted average dilutive shares	13,836,168	13,790,041	13,727,943	13,612,142	13,507,774

Basic earnings per common share	$0.56	$0.50	$0.48	$0.48	$0.47

Diluted earnings per common share	$0.55	$0.49	$0.47	$0.47	$0.46

Dividend declared per share	$0.18	$0.18	$0.18	$0.17	$0.17

Effective tax rate	34.9%	34.5%	34.6%	33.6%	33.1%

Bryn Mawr Bank Corporation

Consolidated Statements of Income – (unaudited)

(dollars in thousands, except per share data)

	For The Six Months Ended June 30,
	2014	2013
Interest income	$41,102	$38,072
Interest expense	2,937	2,740

Net interest income	38,165	35,332
Provision for loan and lease losses	650	1,804

Net interest income after provision for loan and lease losses	37,515	33,528

Fees for wealth management services	18,412	17,443
Loan servicing and other fees	874	899
Service charges on deposits	1,257	1,180
Net gain on sale of residential mortgage loans	861	3,010
Net gain on sale of investment securities available for sale	81	2
Net gain (loss) on sale of other real estate owned	220	(193)
Bank owned life insurance income	155	198
Other operating income	2,036	2,194

Non-interest income	23,896	24,733

Salaries and wages	18,134	17,896
Employee benefits	3,788	4,537
Net gain on curtailment of nonqualified pension plan	—	(690)
Occupancy and bank premises	3,616	3,478
Furniture fixtures and equipment	2,072	2,040
Advertising	794	792
Net recovery of mortgage servicing rights	(11)	(20)
Amortization of mortgage servicing rights	243	430
Amortization of intangible assets	1,273	1,321
FDIC insurance	513	533
Due diligence and merger-related expenses	641	1,402
Professional fees	1,507	1,239
Early extinguishment of debt — costs and premiums	—	347
Pennsylvania bank shares tax	780	730
Other operating expenses	6,175	6,724

Non-interest expense	39,525	40,759

Income before income taxes	21,886	17,502
Income tax expense	7,593	5,930

Net income	$14,293	$11,572

Per share data:
Weighted average shares outstanding	13,508,319	13,243,289
Dilutive common shares	304,913	228,782

Adjusted weighted average shares	13,813,232	13,472,071

Basic earnings per common share	$1.06	$0.87

Diluted earnings per common share	$1.03	$0.86

Dividend declared per share	$0.36	$0.34

Effective tax rate	34.7%	33.9%

Bryn Mawr Bank Corporation

Consolidated Balance Sheets – (unaudited)

(dollars in thousands)

	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Assets

Interest-bearing deposits with banks	$85,946	$59,248	$67,618	$71,203	$95,903
Investment securities – available for sale	266,402	272,599	285,808	319,917	322,961
Investment securities – trading	3,597	3,517	3,437	2,357	2,180
Loans held for sale	1,631	1,340	1,350	1,284	2,207
Portfolio loans:
Consumer	18,907	18,104	16,926	17,572	18,404
Commercial & industrial	334,474	334,295	328,459	303,259	296,073
Commercial mortgages	666,924	640,574	625,341	622,771	587,261
Construction	55,051	44,060	46,369	39,055	28,718
Residential mortgages	310,491	301,532	300,243	291,645	280,687
Home equity lines & loans	185,593	186,277	189,571	187,634	183,006
Leases	44,102	40,988	40,276	38,079	36,770

Total portfolio loans and leases	1,615,542	1,565,830	1,547,185	1,500,015	1,430,919

Earning assets	1,973,118	1,902,534	1,905,398	1,894,776	1,854,170

Cash and due from banks	17,018	14,696	13,453	24,958	14,208
Allowance for loan and lease losses	(15,470)	(15,770)	(15,515)	(15,027)	(14,444)
Premises and equipment	32,679	32,473	31,796	31,436	30,947
Accrued interest receivable	5,526	5,687	5,728	5,703	6,097
Mortgage servicing rights	4,760	4,734	4,750	4,744	4,790
Goodwill	32,843	32,843	32,843	32,843	32,843
Other intangible assets	18,092	18,728	19,365	20,020	20,677
Bank owned life insurance	20,375	20,301	20,220	20,132	20,060
FHLB stock	12,775	11,911	11,654	12,590	13,028
Deferred income taxes	5,984	7,517	8,690	11,955	11,788
Other investments	4,507	4,392	4,437	4,337	4,378
Other assets	19,018	19,770	18,846	10,506	10,980

Total assets	$2,131,225	$2,059,816	$2,061,665	$2,058,973	$2,009,522

Liabilities and shareholders’ equity

Interest-bearing deposits:
Interest-bearing checking	$263,247	$269,409	$266,787	$244,826	$262,316
Money market	559,070	556,076	544,310	548,011	551,750
Savings	145,312	141,979	135,240	137,431	136,307
Wholesale non-maturity deposits	41,840	42,704	42,937	57,195	30,315
Wholesale time deposits	50,152	34,104	34,639	23,127	12,139
Time deposits	123,572	130,983	140,794	145,119	161,146

Total interest-bearing deposits	1,183,193	1,175,255	1,164,707	1,155,709	1,153,973

Non-interest-bearing deposits	436,739	404,340	426,640	394,947	395,742

Total deposits	1,619,932	1,579,595	1,591,347	1,550,656	1,549,715

Long-term FHLB advances and other borrowings	233,132	214,640	205,644	191,645	152,642
Short-term borrowings	13,320	10,739	10,891	75,588	71,768
Other liabilities	21,470	19,365	23,885	23,323	22,929
Shareholders’ equity	243,371	235,477	229,898	217,761	212,468

Total liabilities and shareholders’ equity	$2,131,225	$2,059,816	$2,061,665	$2,058,973	$2,009,522

Bryn Mawr Bank Corporation

Consolidated Quarterly Average Balance Sheets – (unaudited)

(dollars in thousands)

	For The Three Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Assets

Interest-bearing deposits with banks	$70,775	$67,809	$56,569	$35,589	$59,981
Investment securities – available for sale	271,830	281,572	310,183	324,418	325,729
Investment securities – trading	3,518	3,438	2,368	2,182	2,168
Loans held for sale	1,280	504	1,197	867	2,233
Portfolio loans and leases	1,599,104	1,549,161	1,522,408	1,463,492	1,425,836

Earning assets	1,946,507	1,902,484	1,892,725	1,826,548	1,815,947

Cash and due from banks	12,067	12,302	13,132	12,497	12,876
Allowance for loan and lease losses	(16,073)	(15,761)	(15,226)	(14,653)	(14,625)
Premises and equipment	32,829	32,358	31,770	31,216	31,254
Goodwill	32,843	32,843	32,843	32,843	32,896
Other intangible assets	18,459	19,095	19,741	20,400	21,055
Bank owned life insurance	20,327	20,252	20,163	20,086	20,005
FHLB stock	12,663	11,915	12,242	12,809	10,430
Deferred income taxes	7,119	7,908	11,733	11,946	10,997
Other assets	29,750	29,940	22,288	21,904	25,296

Total assets	$2,096,491	$2,053,336	$2,041,411	$1,975,596	$1,966,131

Liabilities and shareholders’ equity

Interest-bearing deposits:
Interest-bearing checking	$264,087	$263,612	$248,722	$249,982	$263,842
Money market	556,241	545,108	548,351	559,911	571,327
Savings	143,418	137,812	137,327	135,070	134,485
Wholesale non-maturity deposits	42,970	41,828	48,465	47,804	31,124
Wholesale time deposits	48,791	35,133	22,735	10,911	11,610
Time deposits	127,167	134,574	142,258	152,788	164,247

Total interest-bearing deposits	1,182,674	1,158,067	1,147,858	1,156,466	1,176,635

Non-interest bearing deposits	416,104	415,514	420,072	402,292	391,387

Total deposits	1,598,778	1,573,581	1,567,930	1,558,758	1,568,022

Long-term FHLB advances and other borrowings	222,851	212,405	204,780	163,818	150,468
Short-term borrowings	17,220	13,090	25,364	14,995	13,358
Other liabilities	19,368	22,546	23,401	24,904	23,617
Shareholders’ equity	238,274	231,714	219,936	213,121	210,666

Total liabilities and shareholders’ equity	$2,096,491	$2,053,336	$2,041,411	$1,975,596	$1,966,131

Bryn Mawr Bank Corporation

Consolidated Year-to-Date Average Balance Sheets – (unaudited)

(dollars in thousands)

	For The Six Months Ended June 30,
	2014	2013
Assets

Interest bearing deposits with banks	$69,300	$88,518
Investment securities – available for sale	276,674	324,495
Investment securities – trading	3,478	1,933
Loans held for sale	894	2,438
Portfolio loans and leases	1,574,271	1,413,506

Earning assets	1,924,617	1,830,890

Cash and due from banks	12,184	13,080
Allowance for loan and lease losses	(15,918)	(14,659)
Premises and equipment	32,595	31,334
Goodwill	32,843	32,897
Intangible assets	18,775	21,388
Bank owned life insurance	20,289	19,955
FHLB stock	12,343	10,448
Deferred income taxes	7,511	11,586
Other assets	29,794	23,345

Total assets	$2,075,033	$1,980,264

Liabilities and shareholders’ equity

Interest-bearing deposits:
Interest-bearing checking	$263,851	$265,363
Money market	550,705	573,860
Savings	140,630	133,321
Wholesale non-maturity deposits	42,402	34,882
Wholesale time deposits	42,000	11,553
Time deposits	130,850	177,518

Total interest-bearing deposits	1,170,438	1,196,497

Non-interest-bearing deposits	415,810	389,146

Total deposits	1,586,248	1,585,643

Long-term FHLB advances and other borrowings	217,657	151,120
Short-term borrowings	15,167	11,125
Other liabilities	20,948	24,878
Shareholders’ equity	235,013	207,498

Total liabilities and shareholders’ equity	$2,075,033	$1,980,264

Bryn Mawr Bank Corporation

Quarterly Average Balances and Tax-Equivalent Interest Income and Expense and Tax-Equivalent Yields – (unaudited)

	For The Three Months Ended
	June 30, 2014			March 31, 2014			December 31, 2013			September 30, 2013			June 30, 2013
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid

Assets:
Interest-bearing deposits with other banks	$70,775	$44	0.25%	$67,809	$37	0.22%	$56,569	$27	0.19%	$35,589	$21	0.23%	$59,981	$41	0.27%
Investment securities –available for sale:
Taxable	235,853	903	1.54%	245,006	972	1.61%	271,152	1,127	1.65%	284,558	988	1.38%	287,287	846	1.18%
Tax-exempt	35,977	151	1.68%	36,566	153	1.70%	39,031	159	1.62%	39,860	159	1.58%	38,442	146	1.52%

Total investment securities – available for sale	271,830	1,054	1.56%	281,572	1,125	1.62%	310,183	1,286	1.64%	324,418	1,147	1.40%	325,729	992	1.22%
Investment securities – trading	3,518	17	1.94%	3,438	7	0.83%	2,368	51	8.54%	2,182	7	1.27%	2,168	13	2.41%

Loans and leases *	1,600,384	19,936	5.00%	1,549,665	19,107	5.00%	1,523,605	19,277	5.02%	1,464,359	18,755	5.08%	1,428,069	18,277	5.13%

Total interest –earning assets	1,946,507	21,051	4.34%	1,902,484	20,276	4.32%	1,892,725	20,641	4.33%	1,826,548	19,930	4.33%	1,815,947	19,323	4.27%
Cash and due from banks	12,067			12,302			13,132			12,497			12,876
Less allowance for loan and lease losses	(16,073)			(15,761)			(15,226)			(14,653)			(14,625)
Other assets	153,990			154,311			150,780			151,204			151,933

Total assets	$2,096,491			$2,053,336			$2,041,411			$1,975,596			$1,966,131

Liabilities:

Interest-bearing deposits:
Savings, NOW and market rate deposits	$963,746	$420	0.17%	$946,532	$405	0.17%	$934,400	$414	0.18%	$944,963	$419	0.18%	$969,654	$445	0.18%
Wholesale deposits	91,761	147	0.64%	76,961	114	0.60%	71,200	85	0.47%	58,715	55	0.37%	42,734	44	0.41%
Time deposits	127,167	146	0.46%	134,574	170	0.51%	142,258	151	0.42%	152,788	165	0.43%	164,247	205	0.50%

Total interest-bearing deposits	1,182,674	713	0.24%	1,158,067	689	0.24%	1,147,858	650	0.22%	1,156,466	639	0.22%	1,176,635	694	0.24%
Borrowings:
Short-term borrowings	17,220	5	0.12%	13,090	3	0.09%	25,364	12	0.19%	14,995	5	0.13%	13,358	4	0.12%
Long-term FHLB advances and other borrowings	222,851	781	1.41%	212,405	746	1.42%	204,780	738	1.43%	163,818	643	1.56%	150,468	596	1.59%

Total borrowings	240,071	786	1.31%	225,495	749	1.35%	230,144	750	1.29%	178,813	648	1.44%	163,826	600	1.47%

Total interest-bearing liabilities	1,422,745	1,499	0.42%	1,383,562	1,438	0.42%	1,378,002	1,400	0.40%	1,335,279	1,287	0.38%	1,340,461	1,294	0.39%

Noninterest-bearing deposits	416,104			415,514			420,072			402,292			391,387
Other liabilities	19,368			22,546			23,401			24,904			23,617

Total noninterest-bearing liabilities	435,472			438,060			443,473			427,196			415,004

Total liabilities	1,858,217			1,821,622			1,821,475			1,762,475			1,755,465

Shareholders’ equity	238,274			231,714			219,936			213,121			210,666

Total liabilities and shareholders’ equity	$2,096,491			$2,053,336			$2,041,411			$1,975,596			$1,966,131

Interest income to earning assets			4.34%			4.32%			4.33%			4.33%			4.27%

Net interest spread			3.92%			3.9%			3.93%			3.95%			3.88%
Effect of noninterest-bearing sources			0.11%			0.12%			0.1%			0.1%			0.1%

Tax-equivalent net interest income/ margin on earning assets		$19,552	4.03%		$18,838	4.02%		$19,241	4.03%		$18,643	4.05%		$18,029	3.98%

Tax-equivalent adjustment		$110	0.02%		$115	0.02%		$116	0.02%		$110	0.02%		$106	0.02%

*	Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and leases balances.

Bryn Mawr Bank Corporation

Average Balances and Tax-Equivalent Interest Income and Expense and Tax-Equivalent Yields

	For The Six Months Ended June 30,
	2014			2013
(dollars in thousands)	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid	Average Balance	Interest Income/ Expense	Average Rates Earned/ Paid

Assets:
Interest-bearing deposits with other banks	$69,300	81	0.24%	$88,518	110	0.25%
Investment securities available for sale:
Taxable	240,404	1,875	1.57%	288,187	1,734	1.21%
Tax-exempt	36,270	304	1.69%	36,308	269	1.49%

Investment securities – available for sale	276,674	2,179	1.59%	324,495	2,003	1.24%

Investment securities – trading	3,478	24	1.39%	1,933	15	1.56%

Loans and leases *	1,575,165	39,043	5.00%	1,415,944	36,147	5.15%

Total interest earning assets	1,924,617	41,327	4.33%	1,830,890	38,275	4.22%

Cash and due from banks	12,184			13,080
Less allowance for loan and lease losses	(15,918)			(14,659)
Other assets	154,150			150,953

Total assets	$2,075,033			$1,980,264

Liabilities:

Savings, NOW and market rate deposits	$955,186	$824	0.17%	$972,544	$923	0.19%
Wholesale deposits	84,402	262	0.63%	46,435	98	0.43%
Time deposits	130,850	316	0.49%	177,518	447	0.51%

Total interest-bearing deposits	$1,170,438	1,402	0.24%	$1,196,497	1,468	0.25%

Short-term borrowings	15,167	8	0.11%	12,672	8	0.13%
Long-term FHLB advances and other borrowings	217,657	1,527	1.41%	149,573	1,263	1.70%

Total Borrowings	232,824	1,535	1.33%	162,245	1,271	1.58%

Total interest-bearing liabilities	1,403,262	2,937	0.42%	1,358,742	2,739	0.41%

Noninterest-bearing deposits	415,810			389,146
Other liabilities	20,948			24,878

Total noninterest-bearing liabilities	436,758			414,024

Total liabilities	1,840,020			1,772,766

Shareholders’ equity	235,013			207,498

Total liabilities and shareholders’ equity	$2,075,033			$1,980,264

Interest income to earning assets			4.33%			4.22%

Net interest spread			3.91%			3.81%
Effect of noninterest-bearing sources			0.11%			0.10%

Tax-equivalent net interest income/ margin on earning assets		$38,390	4.02%		$35,536	3.91%

Tax-equivalent adjustment		$225	0.02%		$204	0.02%

*	Average loans and leases include portfolio loans and leases, and loans held for sale. Non-accrual loans are also included in the average loan and leases balances.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data – (unaudited)

(dollars in thousands, except per share data)

	For The Three Months Ended or As Of
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Asset Quality Data

Nonaccrual loans and leases	$8,388	$10,236	$10,530	$10,613	$10,489
90 days or more past due loans, still accruing	—	—	—	—	—

Nonperforming loans and leases	8,388	10,236	10,530	10,613	10,489
Other real estate owned	853	1,040	855	1,253	1,205

Total nonperforming assets	$9,241	$11,276	$11,385	$11,866	$11,694

Troubled debt restructurings included in nonperforming assets	$1,597	$2,698	$1,699	$2,628	$2,869
Troubled debt restructurings in compliance with modified terms	7,487	6,667	7,277	8,947	8,157

Total troubled debt restructurings	$9,084	$9,365	$8,976	$11,575	$11,026

Nonperforming loans and leases / portfolio loans & leases	0.52%	0.65%	0.68%	0.71%	0.73%

Nonperforming assets / total assets	0.43%	0.55%	0.55%	0.58%	0.58%
Net loan and lease charge-offs / average loans and leases (annualized)	0.05%	0.13%	0.09%	0.10%	0.28%

Delinquency rate* – Performing and nonperforming loans and leases 30 days or more past due	0.64%	0.59%	0.65%	0.68%	0.73%

Performing loans and leases – 30-89 days past due	$3,743	$1,815	$1,718	$1,227	$2,328

Delinquency rate* – Performing loans and leases) – 30-89 days past due	0.23%	0.12%	0.11%	0.08%	0.16%

*	as a percentage of total loans and leases

Changes in the allowance for loan and lease losses:

Balance, beginning of period	$15,770	$15,515	$15,027	$14,444	$14,447
Charge-offs	(304)	(538)	(484)	(501)	(1,164)
Recoveries	104	43	160	125	161

Net charge-offs	(200)	(495)	(324)	(376)	(1,003)
Provision for loan and lease losses	(100)	750	812	959	1,000

Balance, end of period	$15,470	$15,770	$15,515	$15,027	$14,444

Allowance for loan and lease losses / loans and leases	0.96%	1.01%	1.00%	1.00%	1.01%
Allowance for loan and lease losses / nonperforming loans and leases	184.4%	154.1%	147.3%	141.6%	137.7%

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data – (unaudited)

(dollars in thousands, except per share data)

	For The Three Months Ended or As Of
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Selected ratios (annualized):

Return on average assets	1.45%	1.32%	1.26%	1.29%	1.28%
Return on average shareholders’ equity	12.80%	11.71%	11.67%	11.92%	11.90%
Return on average tangible equity (2)	16.31%	15.10%	15.35%	15.89%	16.00%
Tax-equivalent yield on loans and leases	5.00%	5.00%	5.02%	5.08%	5.13%
Tax-equivalent yield on interest-earning assets	4.34%	4.32%	4.33%	4.33%	4.27%
Cost of interest-bearing funds	0.42%	0.42%	0.40%	0.38%	0.39%
Tax-equivalent net interest margin	4.03%	4.02%	4.03%	4.05%	3.98%
Book value per share	$17.74	$17.24	$16.84	$16.07	$15.71
Tangible book value per share	$14.03	$13.47	$13.02	$12.17	$11.75
Shares outstanding at end of period	13,720,738	13,656,979	13,650,354	13,551,438	13,528,078

Selected data:

Mortgage loans originated	$39,575	$17,892	$37,190	$40,426	$55,066

Residential mortgage loans sold – servicing retained	$15,154	$9,086	$12,523	$17,768	$46,209
Residential mortgage loans sold – servicing released	—	152	531	—	347

Total residential mortgage loans sold	$15,154	$9,238	$13,054	$17,768	$46,556

Yield on residential mortgage loans sold	3.54%	3.51%	4.05%	3.25%	3.20%

Loans serviced for others (includes residential mortgage, commercial mortgage and commercial & industrial)	$622,808	$618,348	$628,879	$627,058	$623,498

Total wealth assets under management, administration, supervision and brokerage (1)	$7,569,842	$7,361,977	$7,268,273	$7,082,926	$6,854,838

(1)	Brokerage assets represent assets held at a registered broker dealer under a networking agreement.
(2)	Average tangible equity equals average shareholders’ equity minus average goodwill and average other intangible assets.

Bryn Mawr Bank Corporation

Consolidated Selected Financial Data – (unaudited)

(dollars in thousands, except per share data)

Investment Portfolio – Available for Sale

	As of June 30, 2014			As of December 31, 2013
SECURITY DESCRIPTION	Amortized Cost	Fair Value	Net Unrealized Gain / (Loss)	Amortized Cost	Fair Value	Net Unrealized Gain / (Loss)

U.S. Treasury securities	$102	$101	$(1)	$102	$99	$(3)
Obligations of the U.S. Government and agencies	63,623	63,337	(286)	71,097	69,568	(1,529)
State & political subdivisions	35,865	35,993	128	37,140	36,977	(163)
Mortgage-backed securities	109,045	111,005	1,960	119,044	119,363	319
Collateralized mortgage obligations	39,674	39,834	160	44,463	44,243	(220)
Other debt securities	1,900	1,900	—	1,900	1,887	(13)
Bond mutual funds	11,956	12,004	48	11,456	11,457	1
Other investments	1,874	2,228	354	1,925	2,214	289

Total investment portfolio available for sale	$264,039	$266,402	$2,363	$287,127	$285,808	$(1,319)

Capital Ratios

	Regulatory Minimum To Be Well Capitalized	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Bryn Mawr Trust Company

Tier I capital to risk weighted assets (“RWA”)	6.00%	11.68%	11.65%	11.40%	11.36%	11.58%
Total (Tier II) capital to RWA	10.00%	12.62%	12.63%	12.38%	12.33%	12.55%
Tier I leverage ratio	5.00%	9.51%	9.43%	9.14%	9.22%	9.07%
Tangible equity ratio	N/A	9.18%	9.18%	8.78%	8.32%	8.29%

Bryn Mawr Bank Corporation

Tier I capital to RWA	6.00%	11.85%	11.71%	11.57%	11.33%	11.47%
Total (Tier II) capital to RWA	10.00%	12.79%	12.69%	12.55%	12.30%	12.44%
Tier I leverage ratio	5.00%	9.67%	9.50%	9.29%	9.22%	9.00%
Tangible equity ratio	N/A	9.32%	9.23%	8.92%	8.30%	8.21%